The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
A filing fee of $128,400, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection
with the securities offered from the registration statement
(Reg. No. 333-132626) by means of this prospectus supplement.
Subject to Completion, dated June 6, 2006
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 22, 2006)

$
$                            % Notes due 2011
$                            % Notes due 2016

          We are offering $                    of notes due                     , 2011 and $                    of notes due                     , 2016. We refer to the 2011 notes and the 2016 notes together as the notes. We will pay interest on the notes on                     and                     of each year, beginning                     , 2006. We may redeem the notes in whole or in part at any time at the redemption prices described in this prospectus supplement.
          The notes will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement and the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.
          Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page
S-13 of this prospectus supplement.

	Offering				Proceeds to
	Price to		Underwriting		Us Before
	Public(1)		Discounts		Expenses

Per Note due 2011		%		%		%
Total	$		$		$
Per Note due 2016		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the date of original issuance.
          The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
          We expect that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about June      , 2006.

Joint Bookrunners

Merrill Lynch & Co.	Banc of America Securities LLC

Bear, Stearns & Co. Inc.	Deutsche Bank Securities	Wachovia Securities
The date of this prospectus supplement is June      , 2006.

Prospectus Supplement
Prospectus

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS
          This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend” and similar words used in connection with, among other things, discussions of our financial performance, growth strategy, regulatory approvals, litigation outcomes, product development or new product launches, market position, sales efforts, intellectual property matters or acquisitions and divestitures. The forward-looking information is based on various factors and was derived using numerous assumptions.
          Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein or therein). The factors set forth below and other cautionary statements made in this prospectus supplement and the accompanying prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein). The forward-looking statements contained in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) represent our judgment as of the dates of this prospectus supplement, the accompanying prospectus or the dates of the documents incorporated herein or therein, as the case may be. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
          Examples of forward-looking statements discussed in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) include, but are not limited to, statements with respect to, and our performance may be affected by:
Coronary Stents

•	Volatility in the coronary stent market, competitive offerings and the timing of receipt of regulatory approvals to market existing and anticipated drug-eluting stent technology and other coronary and peripheral stent platforms;

•	Our ability to launch our TAXUS® Express2tm stent system in Japan during the first half of 2007, and to launch our next-generation drug-eluting stent system, the TAXUS® Libertétm stent system, in the U.S. late in 2006 and to maintain or expand our worldwide market leadership positions through reinvestment in our drug-eluting stent program;

•	The continued availability of our TAXUS stent system in sufficient quantities and mix, our ability to prevent disruptions to our TAXUS stent system manufacturing processes and to maintain or replenish inventory levels consistent with forecasted demand around the world as we transition to next-generation stent products;

•	The impact of new drug-eluting stents on the size of the coronary stent market, distribution of share within the coronary stent market in the U.S. and around the world, the average number of stents used per procedure and average selling prices;

•	The overall performance of and continued physician confidence in our and other drug-eluting stents and the results of drug-eluting stent clinical trials undertaken by us, our competitors or other third parties;

•	Continued growth in the rate of physician adoption of drug-eluting stent technology in our Europe and Inter-Continental markets;

•	Our ability to take advantage of our position as one of two early entrants in the U.S. drug-eluting stent market, to anticipate competitor products as they enter the market and to respond to the challenges presented as additional competitors enter the U.S. drug-eluting stent market; and

•	Our ability to manage inventory levels, accounts receivable, gross margins and operating expenses relating to our TAXUS stent system and other product franchises and to react effectively to worldwide economic and political conditions.
Litigation and Regulatory Compliance

•	The effect of litigation, risk management practices including self-insurance, and compliance activities on the loss contingency, legal provision and cash flow of both Boston Scientific and Guidant;

•	The impact of stockholder derivative and class action, patent, product liability and other litigation on both Boston Scientific and Guidant;

•	Any conditions imposed in resolving, or any inability to resolve, outstanding warning letters or other FDA matters, as well as risks generally associated with regulatory compliance, quality systems standards and complaint-handling, including field actions, of both Boston Scientific and Guidant; and

•	Costs associated with the incremental compliance and quality initiatives of both Boston Scientific and Guidant.
Innovation

•	Our ability to complete planned clinical trials successfully, to obtain regulatory approvals and to develop and launch products on a timely basis within cost estimates, including the successful completion of in-process projects from purchased research and development;

•	Our ability to manage research and development and other operating expenses consistent with our expected revenue growth over the next twelve months;

•	Our ability to fund and achieve benefits from our focus on internal research and development and external alliances as well as our ability to capitalize on opportunities across our businesses;

•	Our ability to develop products and technologies successfully in addition to our TAXUS drug-eluting stent technology;

•	Our failure to succeed at, or our decision to discontinue, any of our growth initiatives;

•	Our ability to integrate the acquisitions and other strategic alliances we have consummated;

•	Our decision to exercise options to purchase certain companies party to our strategic alliances and our ability to fund with cash or common stock these and other acquisitions; and

•	The timing, size and nature of strategic initiatives, market opportunities and research and development platforms available to us and the ultimate cost and success of these initiatives.

International Markets

•	Increasing dependence on international net sales to achieve growth;

•	Risks associated with international operations including compliance with local legal and regulatory requirements; and

•	The potential effect of foreign currency fluctuations and interest rate fluctuations on our net sales, expenses and resulting margins.
Liquidity

•	Our ability to generate sufficient cash flow to fund operations and capital expenditures, as well as our strategic investments over the next twelve months and to maintain borrowing flexibility beyond the next twelve months;

•	Our ability to access the public capital markets and to issue debt or equity securities on terms reasonably acceptable to us;

•	Our ability to generate sufficient cash flow to effectively manage our debt levels and minimize the impact of interest rate fluctuations on our floating-rate debt;

•	Our ability to maintain investment-grade credit ratings;

•	Our ability to maintain a 23 percent effective tax rate, excluding certain charges, during the remainder of 2006 and to recover substantially all of our deferred tax assets; and

•	Our ability to align expenses with future expected revenue levels and reallocate resources to support our future growth.
Acquisition of Guidant Corporation

•	Our ability to regain market share and net sales for implantable defibrillator and pacemaker systems;

•	The actual costs relating to the supplemental warranty programs and product field actions;

•	Risks associated with our acquisition of Guidant, including, among other things, the indebtedness we have incurred and the integration challenges we will face; and

•	Risks associated with significant changes made or to be made to our organizational structure or to the membership of our executive committee.
          Several important factors in addition to the specific factors discussed in connection with each forward-looking statement individually and in the factors described under the heading “Risk Factors” in this prospectus supplement (including the documents incorporated by reference herein) could affect our future results and growth rates and could cause those results and rates to differ materially from those expressed in the forward-looking statements and the risk factors contained in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein). These additional factors include, among other things, future economic, competitive, reimbursement and regulatory conditions, new product introductions, demographic trends, intellectual property, financial market conditions and future business decisions made by us and our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, we wish to caution each reader of this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) to consider carefully these factors as well as the specific factors discussed with each forward-looking statement and risk factors in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) and as disclosed in Boston Scientific and Guidant’s filings with the Securities and Exchange Commission, or the SEC. These factors, in some cases, have affected, and in the future (together with other factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein).
          For additional information relating to these and other risks, uncertainties and assumptions, see the risk factors set forth in this prospectus supplement under the heading “Risk Factors,” “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Part I, Item 1. Business” and “Part I, Item 1A. Risk Factors” in our Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), as filed with the SEC on March 1, 2006 and “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006 (the “March 2006 Form 10-Q”), and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part I, Item 1A. Risk Factors” in Guidant Corporation’s Form 10-K for the year ended December 31, 2005 (“Guidant’s 2005 Form 10-K”), as filed with the SEC on February 22, 2006, each incorporated by reference herein.

SUMMARY

This summary description of our business may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” and the financial data and related notes included or incorporated by reference herein, before making an investment decision.

On January 25, 2006, Boston Scientific and Galaxy Merger Sub., a wholly owned subsidiary of Boston Scientific, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Guidant Corporation. The merger, which we refer to as the Guidant merger, was consummated on April 21, 2006 and Guidant Corporation became a wholly owned subsidiary of Boston Scientific. On January 8, 2006, Boston Scientific and Abbott Laboratories entered into the Transaction Agreement, as amended by Amendment No. 1 and Amendment No. 2, each dated January 16, 2006, which we refer to as the Abbott transaction agreement, pursuant to which Boston Scientific agreed to sell Guidant’s vascular intervention and endovascular solutions businesses to Abbott, which we refer to as the Abbott transaction. The Abbott transaction was consummated on April 21, 2006. We refer to the Guidant merger and the Abbott transaction collectively as the “Transactions.” For more information, see “The Guidant Acquisition.”

The terms “the company,” “our,” “we” and “us” as used in this prospectus supplement, unless the context otherwise requires, refer to Boston Scientific Corporation and its subsidiaries, including our recently acquired subsidiary Guidant Corporation, as a combined entity; we refer to Boston Scientific Corporation and its subsidiaries except for Guidant Corporation, including Boston Scientific Corporation and its subsidiaries as they existed prior to the acquisition of Guidant Corporation, as “Boston Scientific;” and we refer to Guidant, together with its subsidiaries, as “Guidant.”
Boston Scientific Corporation
Business

We are a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. Since we were formed in 1979, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals improve their patients’ quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body. Our products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. Boston Scientific recorded net sales of approximately $6.3 billion in 2005, and approximately $1.6 billion for the three months ended March 31, 2006. On a pro forma basis after giving effect to the Transactions, we would have recorded net sales of approximately $8.7 billion in 2005 and approximately $2.2 billion for the three months ended March 31, 2006.

Our growth has been fueled in part by strategic acquisitions and alliances designed to improve our ability to take advantage of growth opportunities in less-invasive medicine. On April 21, 2006, we completed our acquisition of Guidant. The aggregate consideration paid to former Guidant shareholders approximated $27.5 billion. Guidant develops, manufactures and markets products that focus on the treatment of cardiac arrhythmias, heart failure and coronary and peripheral disease. The acquisition is designed to enable us to become a major provider in the cardiac rhythm management business. See “The Guidant Acquisition” below for further information about the Transactions. The Guidant acquisition and other acquisitions have helped us add promising new technologies to our pipeline and to offer one of the broadest product portfolios in the world for use in less-invasive procedures. The depth and breadth of our product portfolio has also enabled us to compete more effectively in, and better absorb the pressures of, the current healthcare environment of cost containment, managed care, large buying groups and hospital consolidation.

          We currently operate through three business segments divided among the geographic regions of the United States, Europe, Japan and Inter-Continental. Maintaining and expanding our international presence is an important component of our long-term growth plan. Through our international presence, we seek to increase net sales and market share, leverage relationships with leading physicians and their clinical research programs, accelerate the time to bring new products to market and gain access to worldwide technological developments that may be implemented across our product lines. In 2005, we moved functional positions from a regional to a country level in Europe to better address local business needs. We also created a single cross-functional organization for our international business to improve coordination among, and leverage the resources within, Europe and Inter-Continental. Sales outside of the United States accounted for approximately 39 percent of Boston Scientific’s net sales in 2005 and for the three months ended March 31, 2006.
Products
          Our current products are principally offered for sale by three dedicated business groups: Cardiovascular, Endosurgery and Neuromodulation. Our Cardiovascular organization focuses on products and technologies for use in interventional cardiology, cardiac rhythm management, peripheral interventions, vascular surgery, electrophysiology, neurovascular procedures and cardiac surgery. Our Endosurgery organization focuses on products and technologies for use in oncology, endoscopy, urology and gynecology procedures. We entered into the Cardiac Rhythm Management market with our acquisition of Guidant in April 2006. Our acquisition of Guidant will enable us to become a major provider in this business. Guidant makes a variety of implantable devices that can monitor the heart and deliver electricity to treat cardiac abnormalities, including tachycardia (abnormally fast or chaotic heart rhythms), heart failure and bradycardia (slow or irregular heart rhythms). We entered into the Neuromodulation market through the acquisition of Advanced Bionics Corporation in 2004. This organization currently focuses on the treatment of auditory disorders and chronic pain.
          During 2005, approximately 78 percent of Boston Scientific’s net sales were derived from the Cardiovascular business, approximately 20 percent from the Endosurgery business and approximately 2 percent from the Neuromodulation business. During the three months ended March 31, 2006, approximately 77 percent of Boston Scientific’s net sales were derived from the Cardiovascular business, approximately 20 percent from the Endosurgery business and approximately 3 percent from the Neuromodulation business. During 2005, approximately 64 percent of Guidant’s net sales were derived from the Cardiac Rhythm Management business, representing approximately $2.3 billion in net sales. During the three months ended March 31, 2006, approximately 63 percent of Guidant’s net sales were derived from the Cardiac Rhythm Management business, representing approximately $562.1 million in net sales.
          Cardiovascular. Our principal Cardiovascular products are offered in the following medical areas:
•          Coronary Stents (Drug-Eluting
            Stents and Bare-Metal Stents)
•          Cardiac Rhythm Management
•          Coronary Revascularization
•          Intraluminal Ultrasound Imaging
•          Embolic Protection
•          Peripheral Interventions
•          Vascular Surgery
•          Electrophysiology
•          Neurovascular Intervention
•          Cardiac Surgery

          Endosurgery. Our principal Endosurgery products are offered in the following medical areas:
•          Esophageal, Gastric and Duodenal
            (Small Intestine) Intervention
•          Colorectal Intervention
•          Pancreatico-Biliary Intervention
•          Pulmonary Intervention
•          Urinary Tract Intervention and
            Bladder Disease
•          Prostate Intervention
•          Urinary Incontinence
•          Gynecology
•          Oncology
          Neuromodulation. Our principal Neuromodulation products are offered in the following medical areas:
•          Cochlear Implants
•          Pain Management
Business Strategy
          Our mission is to improve the quality of patient care and the productivity of healthcare delivery through the development and advocacy of less-invasive medical devices and procedures. This mission is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare. Our approach to innovation combines internally developed products and technologies with those obtained externally through strategic acquisitions and alliances. Building relationships with development companies and inventors allows us to deepen our current franchises as well as expand into complementary businesses.
          Key elements of our overall business strategy include the following:
          Product Quality. Our commitment to quality and the success of our quality objectives are designed to build customer trust and loyalty. This commitment to provide quality products to our customers runs throughout our organization and is one of our most critical business objectives. During 2005, in order to strengthen our existing quality controls, we established a new cross-functional initiative further to improve and harmonize our overall quality processes and systems.
          Innovation. We are committed to harnessing technological innovation through a mixture of tactical and strategic initiatives that are designed to offer sustainable growth in the near and long term. Combining internally developed products and technologies with those obtained through acquisitions and alliances allows us to focus on and deliver products currently in our pipeline as well as to strengthen our technology portfolio by accessing third party technologies.
          Clinical Excellence. Our commitment to innovation is further demonstrated by our rapidly expanding clinical capabilities. Our clinical group is focused on driving innovative therapies that can transform the practice of medicine. Our clinical teams are organized by therapeutic specialty to better support our research and development pipeline and marketing and sales efforts. During 2005, our clinical organization planned, initiated and conducted an expanding series of focused clinical trials that support regulatory and reimbursement requirements and demonstrate the safe and effective clinical performance of critical products and technologies.
          Product Diversity. We are committed to reinvesting our profits into our drug-eluting stent technology and other product lines. We offer products in numerous product categories, which are used by physicians throughout the world in a broad range of diagnostic and therapeutic procedures. The breadth and diversity of our product lines permit medical specialists and purchasing organizations to satisfy many of their less-invasive medical device requirements from a single source.
          Operational Excellence. We are focused on continuously improving our supply chain effectiveness, strengthening our manufacturing processes and optimizing our plant network in order to increase operational efficiencies within our organization. By centralizing our operations at the corporate level and shifting global manufacturing along product lines, we believe we are able to leverage our existing resources and concentrate on new product development, including the enhancement of existing products and their commercial launch. We are committing additional resources to support our growth and implementing new systems designed to provide improved service, greater efficiency and lower supply chain costs.
          Focused Marketing. We consistently strive to understand and exceed the expectations of our customers. Each of our business groups maintains dedicated sales forces and marketing teams focusing on physicians who specialize in the diagnosis and treatment of different medical conditions. We believe that this focused disease state management enables us to develop highly knowledgeable and dedicated sales representatives and to foster close professional relationships with physicians. In recent years, we have expanded our direct sales presence worldwide so as to be in a position to take advantage of expanding market opportunities.
          Active Participation in the Medical Community. We believe that we have excellent working relationships with physicians and others in the medical industry, which enable us to gain a detailed understanding of new therapeutic and diagnostic alternatives and to respond quickly to the changing needs of physicians and patients. Active participation in the medical community contributes to physician understanding and adoption of less-invasive techniques and the expansion of these techniques into new therapeutic and diagnostic areas.
          Corporate Culture. We believe that success and leadership evolve from a motivating corporate culture that rewards achievement, respects and values individual employees and customers, and focuses on quality, integrity, technology and service. We believe that our success is attributable in large part to the high caliber of our employees and our commitment to respecting the values on which our success has been based.
Guidant
          Guidant provides innovative, therapeutic medical solutions of distinctive value for customers, patients and healthcare systems around the world. Guidant’s lifesaving medical technologies are designed to extend the lives and improve the quality of life for millions of patients suffering from life-threatening cardiac and vascular disease. Approximately 13,000 employees develop, manufacture and market Guidant’s medical devices in nearly 100 countries, with key operations in the United States, Europe and Asia.
          Guidant develops, manufactures and markets products that focus on the treatment of cardiac arrhythmias, heart failure and coronary and peripheral disease including:

•	Implantable defibrillator systems used to detect and treat abnormally fast heart rhythms (tachycardia) that could result in sudden cardiac death, including implantable cardiac resynchronization therapy defibrillator systems used to treat heart failure; and

•	Implantable pacemaker systems used to manage slow or irregular heart rhythms (bradycardia), including implantable cardiac resynchronization therapy pacemaker systems used to treat heart failure.
The Guidant Acquisition
          On April 21, 2006, we completed our acquisition of Guidant, as a result of which Guidant became a wholly owned subsidiary of Boston Scientific.
          Under the terms of the merger agreement, each share of Guidant common stock outstanding at the effective time of the Guidant merger was converted into (i) $42.00 in cash, (ii) 1.6799 shares of Boston Scientific common stock and (iii) an additional $0.28 in cash as interest. The aggregate consideration paid to former Guidant shareholders approximated $27.5 billion consisting of approximately 577 million shares of Boston Scientific common stock and approximately $14.5 billion in cash.

          On April 21, 2006, before the closing of the Guidant merger, Abbott purchased Guidant’s vascular intervention and endovascular businesses for an initial purchase price of $4.1 billion in cash plus potential future earn-out payments for the Guidant vascular and endovascular businesses. In addition, Abbott agreed to make a five-year subordinated loan of $900 million to BSC International Holding Limited, a wholly owned subsidiary of ours, that we have guaranteed, at a 4.00 percent annual interest rate and purchased approximately 65 million shares of Boston Scientific common stock for $1.4 billion, or $21.66 per share.
          For the quarter ended March 31, 2006, Guidant had unaudited worldwide implantable cardioverter defibrillator net sales of approximately $419 million, representing a decline of 12 percent as compared to the first quarter of 2005, and growth of 13 percent as compared to the fourth quarter of 2005. The decrease in net sales for the first quarter of 2006 as compared to the same period in the prior year is primarily due to the impact of various implantable defibrillator and pacemaker system field actions that occurred in 2005, including certain voluntary product recalls and physician notifications. These product recalls included Guidant’s decision announced on June 24, 2005 to stop selling Guidant’s leading defibrillator systems temporarily, which were returned to the market beginning on August 2, 2005. The impact of the product recalls resulted in Guidant having a lower market share for implantable defibrillator and pacemaker systems for the second half of 2005 as compared to the same period in the prior year. While Guidant has made progress in regaining market share and net sales of these devices, there can be no assurance that the combined company will be able to regain previous levels of cardiac rhythm management market share or net sales. If we are able to regain Guidant’s prior market share and net sales, there can be no assurance as to when the combined company’s market share and net sales will return to pre-product recall levels, due to, among other things, customer perceptions of the product recalls, market acceptance of recently launched products, and regulatory and competitive developments. If we are unable to regain market share and net sales for the implantable defibrillator and pacemaker systems or we do not regain market share and net sales on a timely basis, these shortfalls could have a material adverse effect on our business, financial condition and results of operations.

          Our principal executive offices are located at One Boston Scientific Place, Natick, MA 01760-1537. Our telephone number is (508) 650-8000. Our website is located at www.bostonscientific.com. Information contained on our website is not incorporated in this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein).

The Offering

Notes Offered	$ million initial principal amount of % notes due 2011 and $ million initial principal amount of % notes due 2016.

Maturity Dates:

2011 Notes	, 2011.

2016 Notes	, 2016.

Interest Payment Dates	and of each year, commencing , 2006.

Redemption	At our option, we may redeem any or all of the notes of either series, in whole or in part, at any time, as described on pages S-21 and S-22 under the heading “Description of the Notes — Optional Redemption” in this prospectus supplement.

Ranking	The notes:

• are unsecured;

• rank equally with all of our other existing and future unsecured and unsubordinated debt;

• are senior to any existing or future subordinated debt;

• are effectively junior to any existing or future secured debt; and

• are effectively junior to any existing and future liabilities of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• merge or consolidate with another entity or transfer all or substantially all of our property and assets; and

• incur liens.

Additional Notes	We may create and issue further notes ranking equally and ratably in all respects with the notes of either series, so that such further notes will be consolidated and form a single series with the corresponding series of notes and will have the same terms as to status, redemption or otherwise as the corresponding series of notes.

RISK FACTORS
          You should consider the other information presented in this prospectus supplement and the risks described in the documents incorporated by reference in this prospectus supplement, in evaluating us, our business and an investment in the notes. In particular, you should carefully consider the factors discussed in “Part I, Item 1A. Risk Factors” in our 2005 Form 10-K and Guidant’s 2005 Form 10-K, and in “Part II, Item 1A. Risk Factors” in our March 2006 Form 10-Q, any of which could materially affect our business, financial condition or future results. The risks described in our 2005 Form 10-K, Guidant’s 2005 Form 10-K and our March 2006 Form 10-Q are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.
          This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement. See “Forward-Looking Statements.”

USE OF PROCEEDS
          We estimate that the net proceeds to us from this offering will be approximately $                billion after deducting estimated underwriting discounts and commissions and estimated expenses of this offering. We intend to use the net proceeds from this offering for general corporate purposes, including to fund taxes payable relative to Guidant’s asset sale to Abbott and to repay approximately $350 million in outstanding borrowings under our credit and security facility that is secured by our U.S. trade receivables, which had a weighted average interest rate of 4.96 percent at March 31, 2006.
          To the extent that net proceeds are not used immediately for the above purposes, these funds will be invested in short and/or medium term investment grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES
          Our ratios of earnings to fixed charges on a consolidated basis for the periods indicated were as follows:

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(Dollars in millions) (Unaudited)
Fixed Charges:
Interest expense and amortization of debt issuance costs	$37	$23	$90	$64	$46	$43	$59
Interest portion of rental expense	3	3	13	10	10	11	12

Total fixed charges	$40	$26	$103	$74	$56	$54	$71

Earnings:
Income before income taxes	$431	$494	$891	$1,494	$643	$549	$44
Fixed charges per above	40	26	103	74	56	54	71
Equity in losses (earnings) of equity investees	3	2	9	3			(13)

Total earnings, as adjusted	$474	$522	$1,003	$1,571	$699	$603	$102

Ratio of earnings to fixed charges	11.85	20.08	9.74	21.23	12.48	11.17	1.44
          The ratio of earnings to fixed charges for the three months ended March 31, 2006, are not necessarily indicative of the results that may be expected for the entire year, and does not give effect to the Transactions, this offering or the application of the net proceeds from this offering as described under “Use of Proceeds.” The data above include certain charges/(credits) recorded in conjunction with acquisitions, strategic alliances and litigation. The ratios above should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our 2005 Form 10-K and our March 2006 Form 10-Q, which are incorporated by reference herein.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Selected Historical Consolidated Financial Data of Boston Scientific
          The following selected consolidated financial information of Boston Scientific as of December 31, 2005 and December 31, 2004 and for each of the three years in the period ended December 31, 2005 has been derived from Boston Scientific’s audited historical financial statements incorporated by reference in this prospectus supplement. The consolidated financial statements for those periods were audited by Ernst & Young LLP, an independent registered public accounting firm. The following selected consolidated financial information for the years ended December 31, 2002 and December 31, 2001 and as of December 31, 2003, December 31, 2002 and December 31, 2001 has been derived from Boston Scientific’s audited historical consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. The selected financial information for the three-month periods ended March 31, 2006 and 2005 has been derived from unaudited condensed consolidated financial statements included in our March 2006 Form 10-Q, incorporated by reference herein, which, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for such periods. The operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto of Boston Scientific included in our 2005 Form 10-K and our unaudited condensed consolidated financial statements included in our March 2006 Form 10-Q, each of which is incorporated by reference into this prospectus supplement.

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(In millions, except per share data)
Operating Data:
Net sales	$1,620	$1,615	$6,283	$5,624	$3,476	$2,919	$2,673
Gross profit	1,246	1,271	4,897	4,332	2,515	2,049	1,754
Income before income taxes	431	494	891	1,494	643	549	44
Net income (loss)	$332	$358	$628	$1,062	$472	$373	$(54)
Net income (loss) per common share
Basic	$0.40	$0.43	$0.76	$1.27	$0.57	$0.46	$(0.07)
Assuming dilution	$0.40	$0.42	$0.75	$1.24	$0.56	$0.45	$(0.07)
Weighted average shares outstanding — assuming dilution(1)	830.4	850.2	837.6	857.7	845.4	830.0	802.8
Balance Sheet Data (as of period end):
Total assets	$9,109	$7,819	$8,196	$8,170	$5,699	$4,450	$3,974
Borrowings (long-term and short-term)	2,642	1,545	2,020	2,367	1,725	935	1,204
Stockholders’ equity	$4,671	$4,390	$4,282	$4,025	$2,862	$2,467	$2,015

(1)	We paid a two-for-one stock split that was effected in the form of a 100 percent stock dividend on November 5, 2003. All historical amounts have been restated to reflect the stock split.

Selected Historical Consolidated Financial Data of Guidant
          The following selected consolidated financial information of Guidant as of December 31, 2005 and December 31, 2004 and for each of the three years ended December 31, 2005 has been derived from Guidant’s audited historical financial statements incorporated by reference in this prospectus supplement. The consolidated financial statements for those periods were audited by Ernst & Young LLP, an independent registered public accounting firm. The following selected consolidated financial information for the years ended December 31, 2002 and December 31, 2001 and as of December 31, 2003, December 31, 2002 and December 31, 2001 has been derived from Guidant’s audited historical consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. The selected financial information for the three-month periods ended March 31, 2006 and 2005 has been derived from Guidant’s unaudited condensed consolidated financial statements included in our Current Report on Form 8-K/A filed with the SEC on May 31, 2006, incorporated by reference herein, which, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of Guidant’s financial position and results of operations for such periods. The operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Guidant and the consolidated financial statements and the notes thereto, included in Guidant’s 2005 Form 10-K and the unaudited condensed consolidated financial statements included in our Current Report on Form 8-K/A filed with the SEC on May 31, 2006, each of which is incorporated by reference into this prospectus supplement.

	Three Months Ended
	March 31,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(In millions, except per share data)
Operating Data:
Net sales	$894.1	$953.3	$3,550.6	$3,765.6	$3,644.8	$3,120.9	$2,636.8
Gross profit	630.7	728.0	2,621.1	2,844.0	2,767.4	2,378.9	2,023.9
(Loss) income from continuing operations	(37.3)	176.7	443.6	573.0	419.3	669.3	538.5
Net (loss) income	$(41.2)	$162.3	$413.9	$524.0	$330.3	$611.8	$484.0
Earnings per share — basic:
(Loss) income from continuing operations	$(0.11)	$0.55	$1.36	$1.84	$1.37	$2.22	$1.79
Loss from discontinued operations, net of income taxes	(0.01)	(0.04)	(0.09)	(0.16)	(0.29)	(0.19)	(0.18)

Net (loss) income	$(0.12)	$0.51	$1.27	$1.68	$1.08	$2.03	$1.61

Earnings per share — diluted:
(Loss) income from continuing operations	$(0.11)	$0.54	$1.33	$1.78	$1.34	$2.19	$1.76
Loss from discontinued operations, net of income taxes	(0.01)	(0.05)	(0.09)	(0.15)	(0.28)	(0.19)	(0.18)

Net (loss) income	$(0.12)	$0.49	$1.24	$1.63	$1.06	$2.00	$1.58

Dividends declared per common share	$0.10	$0.10	$0.40	$0.40	$0.24
Balance Sheet Data (as of period end):
Total assets	$6,362.8	$5,422.4	$6,279.4	$5,372.2	$4,640.1	$3,716.1	$2,916.8
Borrowings (long-term and short-term)	10.0	492.1	359.0	659.2	948.3	368.5	760.0
Stockholders’ equity	$5,210.5	$4,042.9	$4,711.0	$3,742.1	$2,713.3	$2,321.8	$1,545.8

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION
          The following selected unaudited pro forma condensed consolidated statement of operations information of Boston Scientific and Guidant for the year ended December 31, 2005 and the three months ended March 31, 2006 combine the historical consolidated statements of operations of Boston Scientific and Guidant, giving effect to the Guidant merger, the Abbott transaction and the financing for the Guidant merger, as if they had occurred on January 1, 2005. The following selected unaudited pro forma condensed consolidated balance sheet information as of March 31, 2006 combine the historical balance sheets of Boston Scientific and Guidant, giving effect to the Guidant merger, the Abbott transaction and the financing for the Guidant merger, as if they had occurred on March 31, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Guidant merger and (ii) factually supportable. With respect to the statements of operations information, the pro forma events must be expected to have a continuing impact on the combined results. The following pro forma information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and the notes thereto as of and for the year ended December 31, 2006, included as Exhibit 99.1 to Boston Scientific’s Current Report on Form 8-K filed on March 17, 2006, as well as the unaudited condensed consolidated financial statements, the unaudited pro forma condensed consolidated financial statements and the notes thereto as of and for the three months ended March 31, 2006, included in Boston Scientific’s Current Report on Form 8-K/A filed on May 31, 2006, each of which is incorporated by reference into this prospectus supplement.
          The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Guidant merger, the sale of the Guidant vascular and endovascular businesses to Abbott and the financing transactions with Abbott and other lenders been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.
          The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, Boston Scientific’s cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed, including those resulting from the Abbott transaction, based upon their estimated fair values as of the date of completion of the Transactions. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the pro forma adjustments relating to the sale of the Guidant vascular and endovascular businesses to Abbott, the purchase price allocation adjustments and related amortization reflected in the unaudited pro forma condensed consolidated financial information are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed consolidated financial statements incorporated by reference into this prospectus supplement.
          The unaudited pro forma condensed consolidated financial information includes preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott for $4.1 billion. Net sales, expenses, assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses were eliminated.
          The unaudited pro forma condensed consolidated financial information do not reflect the realization of potential cost savings or any related restructuring costs. No assurances can be made that we will realize efficiencies related to the integration of the business sufficient to offset incremental transaction, merger-related, integration and restructuring costs over time. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the consolidated annual external purchases.
          Additionally, the unaudited pro forma condensed consolidated financial statements do not include accruals in excess of amounts recorded by Guidant for any pre-acquisition contingencies.

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2006	2005

	(In millions,
	except per share data)
Operating Data:
Net sales	$2,229	$8,739
Gross profit	1,572	6,582
Income before income taxes	11	186
Net income from continuing operations	47	255
Net income from continuing operations per common share
Basic	$0.03	$0.18
Assuming dilution	$0.03	$0.18

As of
March 31,
2006

(In millions)
Balance Sheet Data:
Total assets	$35,690
Borrowings (long-term and short-term)	9,752
Stockholders’ equity	$18,970

DESCRIPTION OF THE NOTES
          The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the “Debt Securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus under the caption “Description of Debt Securities,” to which description reference is hereby made. Capitalized terms not defined in this section have the meanings assigned to such terms in the accompanying prospectus.
General
          The 2011 notes offered hereby will be limited initially to $               aggregate principal amount and will mature on                     . The 2016 notes offered hereby will be limited initially to $               aggregate principal amount and will mature on                     . The notes will not be entitled to a sinking fund. Interest at the applicable annual rate set forth on the cover page of this prospectus supplement will be payable semiannually on  and                     , commencing                     , 2006, to the persons in whose names the notes are registered at the close of business on                     or                     , as the case may be, preceding such interest payment date. Interest on each series of notes will accrue from                     , 2006, or from the most recent interest payment date to which interest has been paid or provided for to, but excluding, the next interest payment date. The notes constitute two separate series of Debt Securities under an indenture dated as of June 1, 2006, between us and the trustee and will be issued in denominations of $1,000 and integral multiples thereof.
          If any interest payment date, redemption date, or the maturity date falls on a day that is not a business day at any place of payment, then the required payment of principal (or premium, if any) or interest, if any, will be made on the next succeeding business day at such place of payment as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, redemption date, or maturity date, as the case may be, to the date of payment on the next succeeding business day.
          We may, at any time, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as either series of notes (except for the payment of interest accruing prior to the issue date of the additional notes or, in some cases, the first interest payment date following the issue date of the additional notes), and any such additional notes, together with the corresponding series of notes offered by this prospectus supplement, will form a single series of the Debt Securities under the indenture. The notes will contain covenants that will restrict our ability, with certain exceptions, to merge or consolidate with another entity or transfer all or substantially all of our property and assets. See “Description of Debt Securities — Merger, Consolidation, or Sale of Assets” in the accompanying prospectus.
          There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.
Ranking
          The notes will be unsecured and will rank on a parity with each other and with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will rank senior to any future unsecured and subordinated debt, effectively junior to our secured debt and effectively junior to liabilities of our subsidiaries, in each case as may be outstanding from time to time. After giving effect to the Transactions, our subsidiaries’ indebtedness includes $5 billion outstanding under a term loan and the $900 million subordinated loan from Abbott. Our wholly owned subsidiary, BSC International Holding Limited, is the borrower, and Boston Scientific is the guarantor, under the term loan and the subordinated loan from Abbott.

Limitation on Liens
          We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined in the indenture) upon any of our property, assets or revenues, whether now owned or hereafter acquired, except for: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on our or our Subsidiaries’ books, as the case may be, in conformity with accounting principles generally accepted in the United States; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or that of a Subsidiary; (vi) Liens in existence on the date of the first issuance by us of senior debt securities issued pursuant to the indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of Debt (as defined in the indenture) secured thereby is not increased; (vii) Liens securing our and our Subsidiaries’ Debt incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased; (viii) Liens on the property or assets of a corporation that becomes a Subsidiary after the date hereof; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets or such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of Debt secured thereby is not increased; (ix) Liens pursuant to any Receivables Transaction (as defined in the indenture) in an aggregate principal amount not exceeding 20% of our Consolidated Tangible Assets (as defined in the indenture); and (x) Liens (not otherwise permitted hereunder) (A) which secure obligations not exceeding the greater of (X) $100.0 million or (Y) 20% of Consolidated Net Worth (as defined in the indenture), in each case in an aggregate amount at any time outstanding, or (B) with respect to which we effectively provide that the senior debt securities outstanding under the indenture are secured equally and ratably with (or, at our option prior to) the Debt secured by such Liens.
Optional Redemption
          We may redeem the notes of each series, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, or

•	as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus basis points for the 2011 notes and at the Adjusted Treasury Rate (as defined below) plus basis points for the 2016 notes, plus, in each case, accrued and unpaid interest on the notes to the redemption date.
          “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          “Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
          “Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.
          “Reference Treasury Dealer” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, and their respective successors; provided, however, that, if any of the foregoing shall cease to be a primary United States Government securities dealer in the United States (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.
          “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
          We will give notice to the Depositary (as defined in the indenture) of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the notes, it is the practice of DTC to determine by lot the amount of notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
Sinking Fund
          The notes will not be entitled to the benefit of a sinking fund.
Defeasance
          The notes are subject to our defeasance option. See “Description of Debt Securities — Defeasance” in the accompanying prospectus.
Book-Entry Procedures
          The notes will be issued in the form of one or more fully registered global securities, or Global Securities, which will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary’s nominee. Except as set forth below, the Global Securities may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.
          The Depositary has advised us and the underwriters as follows: The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations, or Participants, and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including certain of the underwriters), banks (including the trustee) and trust companies, clearing corporations and certain other organizations and include Euroclear (as defined in the indenture) and Clearstream (as defined in the indenture). Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“indirect participants”). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.
          Pursuant to procedures established by the Depositary, (i) upon issuance of the notes by us, the Depositary will credit the accounts of Participants designated by the underwriters with the principal amounts of the notes purchased by the underwriters, and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to the Participants’ interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Securities is limited to such extent.
          So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of the corresponding notes under the indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the indenture.
          The trustee, any Paying Agent and the Security Registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
          Principal and interest payments on the notes registered in the name of the Depositary’s nominee will be made by the trustee to the Depositary’s nominee as the registered owner of the Global Securities. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes are registered as the owners of such notes for the purpose of receiving payment of principal and interest on the notes and for all other purposes whatsoever. Therefore, neither we, the trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the Global Securities. The Depositary has advised the trustee and us that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Participants or indirect participants.
          Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of the Depositary. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
          Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through the Depositary, in accordance with the Depositary’s rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through the Depositary and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.
          If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the Global Securities. In addition, we may at any time request that the notes no longer be represented by Global Securities. In such event, the Depositary will notify the Participants of our request, but definitive securities will only be issued if so requested by the Participants. In either instance, an owner of a beneficial interest in the Global Securities will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in the definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
          The following summary discusses the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations (including proposed Treasury regulations) promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect in a manner that could adversely affect the holder of the notes. This discussion is applicable only to holders who purchase the notes in the initial offering at their original issue price and deals only with notes held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not held as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is intended for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to certain types of holders subject to special tax treatment under the Code (such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, partnerships and other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or currencies, or “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax consequences, or any alternative minimum tax consequences or any aspect of U.S. federal tax law other than income taxation. Prospective investors should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
          As used herein, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation (including an entity treated as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of partners in the partnership generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partners in partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership and disposition of the notes.
U.S. Federal Income Taxation of U.S. Holders
          Interest. A U.S. Holder must include in gross income, as ordinary interest income, the stated interest on the notes at the time such interest accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
          Sale, Retirement, Redemption or Other Taxable Disposition. Upon the sale, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of the cash plus the fair market value of any property received on the sale, retirement, redemption or other taxable disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be treated in the manner described above under “— Payments of Interest” to the extent not previously included in gross income) and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note. Gain or loss recognized on the sale, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, retirement, redemption or other taxable disposition, the note has been held for more than one year. Certain noncorporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.
U.S. Federal Income Taxation of Non-U.S. Holders
          Interest. Payments of interest on a note to the Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (i) interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such payments are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder does not own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a “controlled foreign corporation” related to us, directly, indirectly or constructively, through stock ownership; (iv) the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (v) certain certification requirements (as described below) are met.
          Under the Code and the Treasury regulations thereunder, in order to obtain the exemption from U.S. federal withholding tax discussed above, either (1) a Non-U.S. Holder must provide its name and address, and certify, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person, as defined under the Code, or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds the notes on behalf of the Non-U.S. Holder must certify, under penalties of perjury, that such certificate has been received from such Non-U.S. Holder by it or by a Financial Institution between it and such Non-U.S. Holder and, if required, must furnish the payor with a copy thereof. Generally, the foregoing certification requirement can be met if a Non-U.S. Holder delivers a properly executed Internal Revenue Service (“IRS”) Form W-8BEN to the payor.
          Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). A Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to interest on a note if such interest is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Such effectively connected interest income generally will be exempt from U.S. federal withholding tax if a Non-U.S. Holder delivers a properly executed IRS Form W-8ECI to the payor.
          Sale, Retirement, Redemption or Other Taxable Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, retirement, redemption or other taxable disposition of the notes, unless (i) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, or (ii) the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States).
Information Reporting and Backup Withholding
          U.S. Holders. Generally, information reporting will apply to payments of interest on the notes to a U.S. Holder and to the proceeds of sale or other disposition of the notes (including a redemption or retirement), unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding may apply to such payments (currently at a rate of 28%) if a U.S. Holder fails to provide a correct taxpayer identification number or a certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
          Non-U.S. Holders. Generally, payments of interest on the notes to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax (currently at a rate of 28%) may apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a U.S. person, as defined under the Code.
          Payments of the proceeds of the sale or other disposition of the notes to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a U.S. person, as defined under the Code, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of the notes (including a redemption or retirement) to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person, as defined under the Code (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.
          Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

UNDERWRITING
          We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related terms agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

	Principal Amount	Principal Amount
	of % Notes	of % Notes
Underwriters	Due 2011	Due 2016

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$	$

          The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus, and to dealers at that price less a concession not in excess of      % of the principal amount of the 2011 notes and      % of the 2016 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of      % of the principal amount of the 2011 notes and      % of the principal amount of the 2016 notes to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.
          The expenses of the offering, not including the underwriting discounts, are estimated to be $1.3 million and are payable by us.
New Issue of Notes
          The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for listing of either series of notes on any national securities exchange or for quotation of such notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either series of notes or that an active public market for such notes will develop. If an active public trading market for such notes does not develop, the market price and liquidity of such notes may be adversely affected.

NASD Regulations
          A portion of the net proceeds from the offering of the notes are intended to be used to repay all outstanding borrowings under the Company’s credit and security facility that is secured by the Company’s U.S. trade receivables. Affiliates of certain of the underwriters are agents under the credit and security facility.
Price Stabilization and Short Positions
          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC and their affiliates have acted as arrangers of the Company’s term loan and interim loan agreement and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America, N.A., Bear Stearns Corporate Lending Inc., Deutsche Bank Securities Inc. and Wachovia Bank, National Association and their affiliates have acted as lenders under the Company’s term loan and interim loan agreement. Affiliates of certain of the underwriters are agents under the Company’s credit and security facility that is secured by the Company’s U.S. trade receivables. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.
LEGAL MATTERS
          Certain legal matters in connection with the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Cahill, Gordon & Reindel llp , New York, New York.
EXPERTS
          The consolidated financial statements of Boston Scientific appearing in Boston Scientific’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedules appearing therein) and Boston Scientific’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
          The consolidated financial statements of Guidant appearing in Guidant’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Guidant’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
Incorporation by Reference
          We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement until the termination of the offering of all of the securities registered pursuant to the registration statement of which the accompanying prospectus is a part:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our definitive 2005 Proxy Statement on Schedule 14A;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Current Reports on Form 8-K filed with the SEC on January 10, 2006; January 13, 2006; January 17, 2006; January 25, 2006; January 27, 2006; March 3, 2006; March 8, 2006; March 17, 2006, March 20, 2006, March 31, 2006, April 7, 2006, April 12, 2006, April 20, 2006, April 26, 2006 (Item 5.02), April 26, 2006 (Items 1.01, 2.01, 2.03, 3.03 and 9.01, as amended by our Form 8-K/ A filed with the SEC on May 31, 2006); and May 12, 2006; and

•	Guidant’s Annual Report on Form 10-K for the year ended December 31, 2005.
You may also request a copy of these filings, at no cost, by writing or telephoning our investor relations department at the following address:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760-1537
Attention: Investor Relations, MS-C2
Telephone: (508) 650-8555
email: Investor Relations@bsci.com

PROSPECTUS
Boston Scientific Corporation
Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units
          The securities covered by this prospectus may be sold from time to time by Boston Scientific Corporation. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time, a number of shares of our common stock in such amounts as set forth in a prospectus supplement. We may, and any selling stockholder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.
          When we offer securities we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities before you decide to invest in any of these securities.
          THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
          Our common stock is traded on the New York Stock Exchange under the symbol “BSX.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
The date of this prospectus is March 22, 2006.

i

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer and the shares of our common stock that a selling stockholder may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
          The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.
          In this prospectus we use the terms “Boston Scientific Corporation,” the “Company,” “we,” “us,” and “our” to refer to Boston Scientific Corporation and our consolidated subsidiaries. References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.
          This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
          Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer additional securities including secondary securities by filing a prospectus supplement with the SEC at the time of the offer.
          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains our SEC filings. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
          We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by a particular prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.
          We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	the description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 3, 1992, and any amendment or report filed for the purpose of updating this information; and

•	our Current Reports on Form 8-K filed with the SEC on January 10, 2006; January 13, 2006; January 17, 2006; January 25, 2006; January 27, 2006; March 3, 2006; March 8, 2006; March 17, 2006; and March 20, 2006.
          You may also request a copy of these filings, at no cost, by writing or telephoning our investor relations department at the following address:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760-1537
Attention: Investor Relations MS-C2
Telephone: (508) 650-8555
email: Investor Relations@bsci.com
          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS
          This prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.
          Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below, the risk factors described in the section entitled “Risk Factors” in our Annual Report for the fiscal year ended December 31, 2005 incorporated by reference herein, which we refer to as our 2005 Form 10-K, and elsewhere in this prospectus and any accompanying prospectus supplement (including any document that may be incorporated by reference herein or therein). The factors set forth below and other cautionary statements made in this prospectus and any accompanying prospectus supplement should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus and any accompanying prospectus supplement (including the documents incorporated by reference herein and therein). The forward-looking statements contained in this prospectus and the risk factors described in our 2005 Form 10-K incorporated by reference herein and in any accompanying prospectus supplement (including the documents incorporated by reference herein and therein) represent our judgment as of the dates of this prospectus, any accompanying prospectus supplement, or the dates of the documents incorporated herein or therein, as the case may be. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
          Examples of forward-looking statements discussed in this prospectus and any accompanying prospectus supplement (including the documents incorporated by reference herein and therein) include, but are not limited to, statements with respect to, and our performance may be affected by:
Coronary Stents

•	Volatility in the coronary stent market, competitive offerings and the timing of receipt of regulatory approvals to market existing and anticipated drug-eluting stent technology and other coronary and peripheral stent platforms;

•	Our ability to launch our TAXUS® Express2tm coronary stent system in Japan during the first half of 2007, and to launch our next-generation drug-eluting stent system, the TAXUS® Libertétm coronary stent system, in the U.S. during the second half of 2006 and to maintain or expand our worldwide market leadership positions through reinvestment in our drug-eluting stent program;

•	The continued availability of our TAXUS stent system in sufficient quantities and mix, our ability to prevent disruptions to our TAXUS stent system manufacturing processes and to maintain or replenish inventory levels consistent with forecasted demand around the world as we transition to next-generation stent products;

•	The impact of new drug-eluting stents on the size of the coronary stent market, distribution of share within the coronary stent market in the U.S. and around the world, the average number of stents used per procedure and average selling prices;

•	The overall performance of and continued physician confidence in our and other drug-eluting stents and the results of drug-eluting stent clinical trials undertaken by us, our competitors or other third parties;

•	Continued growth in the rate of physician adoption of drug-eluting stent technology in our Europe and Inter-Continental markets;

•	Our ability to take advantage of our position as one of two early entrants in the U.S. drug-eluting stent market, to anticipate competitor products as they enter the market and to respond to the challenges presented as additional competitors enter the U.S. drug-eluting stent market; and

•	Our ability to manage inventory levels, accounts receivable, gross margins and operating expenses relating to our TAXUS stent system and other product franchises and to react effectively to worldwide economic and political conditions.
Litigation and Regulatory Compliance

•	The effect of litigation, risk management practices, including self-insurance, and compliance activities on our loss contingency, legal provision and cash flow;

•	The impact of stockholder derivative and class action, patent, product liability and other litigation; and

•	Any conditions imposed in resolving, or any inability to resolve, outstanding warning letters or other FDA matters, as well as risks generally associated with regulatory compliance, quality systems standards and complaint-handling.
Innovation

•	Our ability successfully to complete planned clinical trials, to obtain regulatory approvals and to develop and launch products on a timely basis within cost estimates, including the successful completion of in-process projects from purchased research and development;

•	Our ability to manage research and development and other operating expenses consistent with our expected revenue growth over the next twelve months;

•	Our ability to fund and achieve benefits from our focus on internal research and development and external alliances as well as our ability to capitalize on opportunities across our businesses;

•	Our ability to develop products and technologies successfully in addition to our TAXUS coronary stent technology;

•	Our failure to succeed at, or our decision to discontinue, any of our growth initiatives;

•	Our ability to integrate the acquisitions and other strategic alliances we have consummated;

•	Our decision to exercise options to purchase certain companies party to our strategic alliances and our ability to fund with cash or common stock these and other acquisitions; and

•	The timing, size and nature of strategic initiatives, market opportunities and research and development platforms available to us and the ultimate cost and success of these initiatives.
International Markets

•	Increasing dependence on international sales to achieve growth;

•	Risks associated with international operations including compliance with local legal and regulatory requirements; and

•	The potential effect of foreign currency fluctuations and interest rate fluctuations on our revenues, expenses and resulting margins.
Liquidity

•	Our ability to generate sufficient cash flow to fund operations and capital expenditures, as well as our strategic investments over the next twelve months and to maintain borrowing flexibility beyond the next twelve months;

•	Our ability to access the public capital markets and to issue debt or equity securities on terms reasonably acceptable to us;

•	Our ability to achieve a 23 percent effective tax rate, excluding certain charges, during 2006 and to recover substantially all of our deferred tax assets; and

•	Our ability to align expenses with future expected revenue levels and reallocate resources to support our future growth.
Other

•	Risks associated with significant changes made or to be made to our organizational structure or to the membership of our executive committee; and

•	Risks associated with our proposed acquisition of Guidant Corporation, including, among other things, the indebtedness we will incur and the integration challenges we will face after consummation of the acquisition.
          Several important factors, in addition to the specific factors discussed in connection with each forward-looking statement individually and the risk factors set forth in our 2005 Form 10-K could affect our future results and growth rates and could cause those results and rates to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. These additional factors include, among other things, future economic, competitive, reimbursement and regulatory conditions, new product introductions, demographic trends, intellectual property, financial market conditions, and future business decisions made by us and our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, we wish to caution each reader of this prospectus and any accompanying prospectus supplement to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this prospectus and the risk factors set forth in our 2005 Form 10-K and any accompanying prospectus supplement and the documents incorporated by reference herein, therein and as disclosed in our filings with the SEC. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this prospectus and any accompanying prospectus supplement.

BOSTON SCIENTIFIC CORPORATION
Business
          We are a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties, including interventional cardiology, peripheral interventions, vascular surgery, electrophysiology, neurovascular intervention, oncology, endoscopy, urology, gynecology and neuromodulation. Since we were formed in 1979, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals improve their patients’ quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body. Our products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. We recorded net sales of approximately $6.3 billion in 2005.
          Our products are principally offered for sale by three dedicated business groups — Cardiovascular, Endosurgery and Neuromodulation. Our Cardiovascular organization focuses on products and technologies for use in interventional cardiology, peripheral interventions, vascular surgery, electrophysiology and neurovascular procedures. Our Endosurgery organization focuses on products and technologies for use in oncology, endoscopy, urology and gynecology procedures. We entered the Neuromodulation market through our acquisition of Advanced Bionics Corporation in 2004. This organization currently focuses on the treatment of auditory disorders and chronic pain. During 2005, approximately 78 percent of our net sales were derived from our Cardiovascular business group, approximately 20 percent from our Endosurgery business group and approximately 2 percent from our Neuromodulation business group.
          Internationally, we operate through three business units divided among the geographic regions of Europe, Japan and Inter-Continental. Maintaining and expanding our international presence is an important component of our long-term growth plan. Through our international presence, we seek to increase net sales and market share, leverage relationships with leading physicians and their clinical research programs, accelerate the time to bring new products to market and gain access to worldwide technological developments that may be implemented across our product lines. In 2005, we moved functional positions from a regional to a country level in Europe to better address the local business needs. We also created a single cross-functional organization for our international business to improve coordination among, and leverage the resources within, Europe and Inter-Continental. Sales outside of the United States accounted for approximately 39 percent of our net sales in 2005.

          Our principal executive offices are located at One Boston Scientific Place, Natick, MA 01760-1537. Our telephone number is (508) 650-8000. Our website is located at www.bostonscientific.com. Information contained on our website is not incorporated in this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein).

SELLING STOCKHOLDERS
          We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by a selling stockholder.

USE OF PROCEEDS
          Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, without limitation, repurchases or redemptions of our outstanding debt securities or other reductions of our outstanding borrowings, working capital, business acquisitions or other strategic alliances, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our common stock by any selling stockholder to be named in a prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
          Our ratios of earnings to fixed charges on a consolidated basis for the periods indicated were as follows (unaudited):

	Year Ended December 31,

	2005	2004	2003	2002	2001

		(Dollars in millions)
Fixed charges:
Interest expense and amortization of debt issuance costs	$90	$64	$46	$43	$59
Interest portion of rental expense	13	10	10	11	12

Total fixed charges	$103	$74	$56	$54	$71

Earnings:
Income before income taxes	$891	$1,494	$643	$549	$44
Fixed charges per above	103	74	56	54	71
Equity in losses (earnings) of equity investees	9	3	—	—	(13)

Total earnings, as adjusted	$1,003	$1,571	$699	$603	$102

Ratio of earnings to fixed charges	9.74	21.23	12.48	11.17	1.44
          The calculation above relates to the $1,850 million of registered debt securities that the Company had outstanding at December 31, 2005. The ratios above should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our 2005 Form 10-K, which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES
          This section contains a description of the general terms and provisions of the debt securities to which any prospectus supplement may relate. Particular terms of the debt securities offered by any prospectus supplement and the extent to which these general provisions may apply to any series of debt securities will be described in the relevant prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, as described below, including definitions of some terms used in the indenture. You should review the indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part for additional information.
          We may issue debt securities from time to time in one or more series. Senior debt securities and/or subordinated debt securities may be issued under an indenture, as amended or supplemented from time to time, between us and JPMorgan Chase Bank, N.A., as trustee. Any modifications to the terms applicable to any debt securities will be described in the relevant prospectus supplement. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.
General
          The debt securities will be our unsecured obligations. The indebtedness represented by (i) senior unsecured debt securities will rank on a parity with all of our other unsecured and unsubordinated indebtedness and (ii) subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. Unsecured debt securities will be effectively junior to any existing or future secured debt, and all of our debt securities will be effectively junior to any existing and future liabilities of our subsidiaries. See “— Subordination.”
          The indenture will provide for the issuance by us from time to time of debt securities in one or more series. The indenture will set forth the specific terms of any series of debt securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to that series.
          You should refer to the prospectus supplement relating to the particular series of debt securities for a description of the following terms of the debt securities offered thereby and by this prospectus:

•	the form and title of those debt securities, and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates, if any, at which the debt securities will bear interest, the date or dates from which that interest will accrue, the interest payment dates on which that interest will be payable, our right, if any, to defer or extend an interest payment date and the regular record date, if any, for interest payable on any registered security on any interest payment date, or the method by which any of the foregoing will be determined, and the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of, premium, if any, on and interest, if any, on the debt securities will be payable, where any registered securities of the series may be surrendered for registration of transfer, where the debt securities may be surrendered for exchange, where the debt securities that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable and, if different than the location specified in the indenture, the place or places where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or the option of a Holder (as defined in the indenture), if we or a Holder is to have that option;

•	our obligation or right, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a Holder, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	if other than as expressed in the indenture, the denomination or denominations in which any registered securities or bearer securities of that series will be issuable;

•	if other than the trustee, the identity of each security registrar and/or paying agent;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof under the indenture, or the method by which that portion will be determined;

•	if other than United States dollars, the currency or currencies in which payment of principal of, or premium, if any, on or interest, if any, on the debt securities will be payable or in which the debt securities will be denominated;

•	whether payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which those payments will be determined;

•	whether the principal of, or premium, if any, on or interest, if any, on the debt securities are to be payable, at our election or the election of a Holder thereof, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which (including the election date) and the terms and conditions upon which this election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable, in each case in accordance with, in addition to or in lieu of any of the provisions of the indenture;

•	the designation of the initial Exchange Rate Agent (as defined in the indenture), if any, or any depositaries;

•	the applicability, if any, of the defeasance or covenant defeasance provisions, and any modifications to the related provisions of the indenture;

•	provisions, if any, granting special rights to Holders of debt securities upon the occurrence of specified events;

•	any changes to the events of default or covenants specified in the indenture with respect to the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities and the related terms and conditions;

•	the date as of which any bearer securities and any temporary global security will be dated if other than the date of original issuance of the first debt security of the series;

•	the person to whom any interest in any registered security of the series will be payable (if other than the person in whose name that debt security is registered at the close of business on the regular record date for that interest), the manner in which, or the person to whom, any interest on any bearer security will be payable (if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature) and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided in the indenture;

•	if the debt securities are to be issuable in definitive form and any related conditions;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for those debt securities to be authenticated and delivered;

•	whether, under what circumstances and the currency or currencies in which we will pay Additional Amounts (as defined in the indenture) to any Holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities rather than pay the Additional Amounts;

•	the terms and conditions upon which the debt securities may be convertible or exchangeable;

•	whether the debt securities are subject to subordination and the terms of that subordination; and

•	any other terms, conditions, rights and preferences relating to the debt securities.

          With respect to debt securities of any series denominated in United States dollars, the registered securities of that series, other than registered securities issued in global form (which may be of any denomination), will be issuable in denominations of $1,000 and any integral multiple thereof, and the bearer securities of that series, other than bearer securities issued in global form (which may be of any denomination), will be issuable in a denomination of $5,000, unless otherwise provided in the applicable prospectus supplement. The prospectus supplement relating to a series of debt securities denominated in any currency other than United States dollars or a composite currency will specify the denominations thereof.
          One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that is below market rates at the time of issuance. One or more series of debt securities may be floating rate debt securities which are exchangeable for fixed rate debt securities. We may describe certain federal income tax consequences and special considerations, if any, applicable to each series of debt securities in the prospectus supplement relating thereto.
          Unless otherwise indicated in the applicable prospectus supplement, interest, if any, on any registered security which is payable, and is punctually paid or duly provided for, on any interest payment date will be paid to the person in whose name that security is registered at the close of business on the regular record date for such interest at our office or agency maintained for such purpose as set forth in the indenture; provided, however, that we may, at our option, pay each installment of interest, if any, on any registered security by (i) mailing a check for that interest installment, payable to or upon the written order of the person entitled thereto as set forth in the indenture, to the address of that person as it appears on the Security Register (as defined in the indenture) or (ii) transferring an amount equal to that interest installment to an account located in the United States maintained by the payee.
Events of Default
          The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	default in the payment of any interest on any debt security of that series, when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of, the principal of, or premium, if any, on any debt security of that series when due at its maturity or upon acceleration;

•	default in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of that series and the indenture;

•	default in the performance, or breach, of any covenant or agreement by us in the indenture which affects or is applicable to debt securities of such series (other than a default in the performance, or breach of a covenant or agreement that is specifically dealt with elsewhere in the indenture), and the continuation of that default or breach for a period of 60 days after the trustee has given us, or after Holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

•	certain events relating to our bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.
          No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. Any modifications to the foregoing events of default will be described in any prospectus supplement.
          The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all those debt securities (or, in the case of original issue discount securities or indexed securities, the portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal of all those debt securities (or, in the case of original issue discount securities or indexed securities, that portion of the principal amount thereof as may be specified in the terms thereof) will be due and payable immediately, without any declaration or other act on the part of the trustee or any Holder. In certain cases, Holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of Holders of all those debt securities, rescind and annul a declaration of acceleration.
          The indenture provides that the trustee will not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the indenture. The indenture provides that no Holder may institute any proceedings, judicial or otherwise, to enforce the indenture except in the case of failure of the trustee thereunder to act for 60 days after it has received a request to enforce the indenture by Holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series (in the case of an event of default specified in the first, second, third, fourth or sixth bullets above) or a request to enforce the indenture by Holders of at least 25% in aggregate principal amount of all of the debt securities then outstanding (in the case of an event of default specified in the fifth bullet above), and an offer of reasonable indemnity. This provision will not prevent any Holder from enforcing payment of principal thereof, and premium, if any, on and interest, if any, thereon at the respective due dates.
          Holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to debt securities of that series. The trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with the indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining in that proceeding.
          The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities, give to Holders of debt securities of that series notice of such default if that default has not been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, on or interest on, or in the payment of any sinking fund installment in respect of, any debt securities of that series, the trustee will be protected in withholding the notice if it determines in good faith that the withholding of the notice is in the interest of Holders of the debt securities of such series.
          We will be required to file annually with the trustee an officers’ certificate as to compliance with all conditions and covenants under the terms of the indenture.
Modification and Waiver
          Modifications of and amendments to the indenture may be made by us and the trustee with the consent of Holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture that is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding debt security affected thereby:

•	change the Stated Maturity (as defined in the indenture) of the principal of, or premium, if any, on or any installment of interest on any debt security of that series, or reduce the principal amount thereof, or premium, if any, on or the rate of interest, if any, thereon, or change any of our obligations to pay Additional Amounts (except as contemplated or permitted by the indenture), or reduce the amount of principal of an Original Issue Discount Security (as defined in the indenture) of that series that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or adversely affect any right of repayment at the option of any Holder of any debt security of such series, or change any place of payment where, or the currency in which, any debt security of that series or premium, if any, on or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the redemption date or repayment date, as the case may be), or adversely affect any right to convert or exchange any debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose Holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain defaults applicable to that series thereunder and their consequences provided for in the indenture, or reduce the quorum or voting with respect to debt securities of that series; or

•	modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture which affect that series cannot be modified or waived without the consent of the Holder of each outstanding debt security affected thereby.
          We may, with respect to any series of debt securities, omit to comply with certain restrictive provisions of the indenture if Holders of at least a majority in principal amount of all outstanding debt securities affected waive compliance. No such waiver will extend to or affect any term, provision or condition except to the extent so expressly waived, and, until the waiver becomes effective, our obligations and the duties of the trustee to Holders of debt securities of that series in respect of the applicable term, provision or condition will remain in full force and effect.
          Holders of a majority in principal amount of the outstanding debt securities of each series (in the case of an event of default specified in the first, second, third, fourth or sixth bullets under “Events of Default,” above) or the Holders of a majority in principal amount of all of the debt securities then outstanding (in the case of an event of default specified in the fifth bullet under “Events of Default,” above) may, on behalf of all those Holders, waive any past default under the indenture with respect to debt securities of that series except a default in the payment of the principal of, or premium, if any, on or interest, if any, on any such debt security and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding debt security affected.
Merger, Consolidation, or Sale of Assets
          We will not consolidate with or merge with or into any other corporation or transfer all or substantially all of our property and assets as an entirety to any person, unless:

•	either we will be the continuing person, or the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia which expressly assumes all of our obligations under each series of debt securities and the indenture with respect to each such series;

•	immediately before and immediately after giving effect to that transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default has occurred and is continuing. Notwithstanding this limitation, any of our Subsidiaries (as defined in the indenture) may consolidate with, merge with or into or transfer all or part of its properties and assets to us or any other Subsidiary or Subsidiaries; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture complies with the indenture and that all conditions precedent therein provided for relating to the transaction have been complied with.
Limitation on Liens
          The indenture will provide that with respect to each series of senior debt securities, unless otherwise set forth in the related prospectus supplement, we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined in the indenture) upon any of our property, assets or revenues, whether now owned or hereafter acquired, except for:

•	Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on our or our Subsidiaries’ books, as the case may be, in conformity with accounting principles generally accepted in the United States;

•	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

•	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or any of our Subsidiaries;

•	Liens in existence on the date of the first issuance by us of senior debt securities issued pursuant to the indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of debt secured thereby is not increased;

•	Liens securing our debt and that of our Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such debt and (C) the amount of debt secured thereby is not increased;

•	Liens on the property or assets of a corporation that becomes a Subsidiary after the date hereof; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of debt secured thereby is not increased;

•	Liens pursuant to any Receivables Transaction (as defined in the indenture) in an aggregate principal amount not exceeding 20% of our Consolidated Tangible Assets (as defined in the indenture); and

•	Liens (not otherwise permitted hereunder) (A) which secure obligations not exceeding the greater of (1) $100.0 million or (2) 20% of our Consolidated Net Worth (as defined in the indenture), in each case in aggregate amount at any time outstanding, or (B) with respect to which we effectively provide that the senior debt securities outstanding under the indenture are secured equally and ratably with (or, at our option, prior to) the debt secured by such Lien.
Defeasance
          If so specified in the prospectus supplement with respect to debt securities of any series, we at our option:

•	will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies, and hold money for payment in trust); or

•	will not be subject to certain specified covenants with respect to the debt securities of that series as set forth in the related prospectus supplement, in each case if we deposit with the trustee, in trust, money or Government Obligations (as defined in the indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the outstanding debt securities of that series on the dates such payments are due in accordance with the terms of such debt securities.
          To exercise any such option, we are required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet above, either a ruling to such effect received from or published by the United States Internal Revenue Service or an opinion that there has been a change in applicable federal income tax law to such effect. We are required to deliver to the trustee an officer’s certificate stating that no event of default with respect to the debt securities of that series has occurred and is continuing.
Conversion Rights and Exchange Rights
          The terms and conditions, if any, upon which any of the debt securities are convertible into or exchangeable for common stock or other of our securities or property will be set forth in the applicable prospectus supplement. Those terms will include the conversion or exchange price (or manner of calculation thereof), the exchange or conversion period, provisions as to whether conversion or exchange is mandatory (at the option of the Holder or at our option), and may include provisions pursuant to which the number of shares, or other of our securities or property to be received by the Holders would be calculated. The conversion or exchange price of any debt securities of any series that is convertible into our common stock, preferred stock or depositary shares may be adjusted for any stock dividends, stock splits, reclassifications, combinations or similar transactions, as set forth in the applicable prospectus supplement.
Subordination
          Certain provisions of the indenture relating to the subordination of the subordinated debt securities are summarized below. The extent to which a particular series of subordinated debt securities is subordinated to other of our indebtedness will be set forth in the prospectus supplement for that series and the indenture may be modified by a supplemental indenture to reflect those subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the indenture summarized below.
          Upon any distribution to our creditors in a liquidation, dissolution or reorganization, payment of the principal of, premium, if any, on and interest, if any, on the subordinated debt securities will be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness, but our obligation to make payment of the principal of and premium, if any, on and interest, if any, on the subordinated debt securities will not otherwise be affected. Except as provided in a prospectus supplement and the related authorizing resolution and/or supplemental indenture, if any, no payment of principal or interest may be made on the subordinated debt securities at any time if a default on senior indebtedness exists that permits the holders of such senior indebtedness to accelerate its maturity and the default is the subject of judicial proceedings or we have received notice of such default. The authorizing resolution and/or supplemental indenture may also provide that subordinated debt securities issued thereunder are subordinated and junior in right of payment to the prior payment in full of future senior subordinated debt securities, if any. After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, Holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to the extent that distributions otherwise payable to such Holders have been applied to the payment of senior indebtedness. By reason of such subordination, in the event of any distribution of assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of subordinated debt securities.
Global Securities
          If so specified in any prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York, or the Depositary. Global securities will be registered in the name of the Depositary or its nominee.
          The Depositary has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

          Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the Depositary for such global security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of that successor.
          The specific terms of the Depositary arrangement with respect to any debt securities of a series will be described in the relevant prospectus supplement. We anticipate that the following provisions will apply to all Depositary arrangements.
          Upon the issuance of a global security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by that global security to the participants’ accounts. The accounts to be credited will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us.
          Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of a participant’s interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for that global security. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold interests through participants. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.
          So long as the Depositary or its nominee is the registered owner of a global security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form and will not be considered the owners or holders thereof under the indenture.
          Principal, premium, if any, on and any interest payments on debt securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of a global security representing the debt securities. None of us, the trustee, any paying agent or the security registrar for any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or securities for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
          We expect that the Depositary, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for the debt securities as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in a global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
          A global security representing all but not part of an offering of debt securities will be exchangeable for debt securities in definitive form of like tenor and terms if:

•	the Depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the Depositary is no longer eligible to be in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or become aware of the ineligibility; or

•	we at any time determine not to have all of the debt securities represented in an offering by a global security and notify the trustee to this effect.
          Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security may, on terms acceptable to us, receive debt securities in definitive form. In that instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by that global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form.
The Trustee
          The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
          The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any Affiliate (as defined in the indenture); provided, however, that if the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.
No Personal Liability of Officers, Directors, Employees or Stockholders
          None of our directors, officers, employees or stockholders, as such, or any of our Affiliates will have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such.
Applicable Law
          The indenture is, and any debt securities offered hereby will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK
          The following description of the terms of the preferred stock sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. Particular terms of the preferred stock offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to any series of preferred stock so offered will be described in the prospectus supplement relating to that preferred stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law, the provisions of the Second Restated Certificate of Incorporation of the Company as amended, also referred to as the Charter, and the Certificate of Designation relating to a particular series of preferred stock which will be in the form filed or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of that series of preferred stock.
General
          Under our Charter and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, our board of directors is authorized without further shareholder action to adopt resolutions, by an affirmative vote of a majority of the board, providing for the issuance of up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to fix by resolution any of the powers, designations, preferences and relative dividend participation, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the number of shares constituting each such series. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. As of the date of this prospectus, we had no shares of preferred stock outstanding.
          The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms thereof, including, where applicable:

•	the title, designation, number of shares and stated value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rates, if any (or method of calculation), whether that rate is fixed or variable or both, and the dates on which dividends will be payable, whether those dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	the dates on which the preferred stock will be subject to redemption and the applicable redemption prices;

•	any redemption or sinking fund provisions;

•	the convertibility or exchangeability of the preferred stock;

•	if other than United States dollars, the currency or currencies (including composite currencies) in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or the value, rate or price relevant to that calculation;

•	the place where dividends and other payments on the preferred stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the preferred stock;

•	any listing of the preferred stock on any securities exchange; and

•	any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

          The federal income tax consequences and special considerations applicable to any series of preferred stock will be generally described in the prospectus supplement related thereto.
Rank
          Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank pari passu as to dividends and liquidation rights in all respects with each other series of preferred stock.
Dividends
          Holders of preferred stock of each series will be entitled to receive cash dividends, when and as declared by our board of directors out of our assets legally available for payment, at those rates and on the dates as will be set forth in the prospectus supplement relating to that series of preferred stock. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by our board of directors or a duly authorized committee thereof. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination. Those rates may be fixed or variable or both. Dividends on any series of the preferred stock may be cumulative or noncumulative as provided in the prospectus supplement relating thereto. Except as provided in the related prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.
Liquidation Rights
          Unless otherwise stated in the related prospectus supplement, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to that series of preferred stock upon liquidation, liquidating distributions in an amount set forth in the prospectus supplement related to that series of preferred stock, plus an amount equal to all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if that series of the preferred stock is cumulative, for all dividend periods prior thereto, all as set forth in the prospectus supplement with respect to that series of preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, amounts payable with respect to a series of preferred stock and any other shares of our capital stock ranking pari passu as to any distribution with that series of preferred stock are not paid in full, holders of that series of preferred stock and of such other shares will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment in full of the liquidating distribution to which they are entitled, holders of preferred stock will not be entitled to any further participation in any distribution of our assets.
          Neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, our consolidation or merger with or into any other corporation, nor the merger or consolidation of any other corporation into or with us, will be deemed to be a liquidation, dissolution or winding up of us.
Redemption and Sinking Fund
          The terms, if any, on which shares of a series of preferred stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund, will be set forth in the prospectus supplement relating to that series.
Voting Rights
          The voting rights attaching to any series of preferred stock will be described in the applicable prospectus supplement.

Conversion and Exchange Rights
          The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable will be set forth in the prospectus supplement relating thereto. The prospectus supplement will describe the securities or rights into which the shares of preferred stock are convertible or exchangeable (which may include other preferred stock, debt securities, depositary shares, common stock or other of our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which those conversions or exchanges will be effected including the initial conversion or exchange prices or rules, the conversion or exchange period and any other related provisions. Those terms may include provisions for conversion or exchange, the exchange or conversion period, provisions as to whether the conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the consideration to be received by holders of that series of preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.
Transfer Agent and Registrar
          The transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be designated in the related prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES
          The following description of the terms of the depositary shares sets forth certain general terms and provisions of depositary shares to which any prospectus supplement may relate. Particular terms of the depositary shares offered by any prospectus supplement, and the related deposit agreement and depositary receipt, and the extent, if any, to which such general provisions may apply to that deposit agreement, depositary shares and depositary receipt, will be described in the prospectus supplement relating to those depositary shares. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable deposit agreement, which will be in the form filed or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of those depositary shares, as well as our Charter or any certificate of designation describing the applicable series of preferred stock.
General
          We may, at our option, elect to offer fractional interests in shares of a series of preferred stock as depositary shares, rather than full shares of preferred stock. In such event, we will issue depositary receipts for those depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the related prospectus supplement.
          Shares of any series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement, between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50 million. We refer to this entity as a Preferred Stock Depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the Preferred Stock Depositary with respect to those depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all of the rights, preferences and privileges of the preferred stock represented thereby (including dividend, voting, conversion, exchange, redemption, and liquidation rights, if any).
          Depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of preferred stock as described in the applicable prospectus supplement.
Dividends and Other Distributions
          The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a series of preferred stock to the record holders of depositary receipts relating to that preferred stock in proportion, insofar as possible, to the number of the depositary receipts owned by those holders on the relevant record date (subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary). The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed will be held by the Preferred Stock Depositary and added to and treated as part of the next sum received by such Preferred Stock Depositary for distribution to record holders of depositary shares then outstanding.
          In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of depositary shares entitled thereto, in proportion to the number of such depositary shares owned by those holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the public or private sale of such property and distribution of the net proceeds therefrom to holders of depositary shares.

          The amount so distributed to record holders of depositary receipts in any of the foregoing cases will be reduced by any amount required to be withheld by us or the Preferred Stock Depositary on account of taxes.
          The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares.
Redemption of Depositary Shares
          If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from redemption, in whole or in part, of such class or series of preferred stock held by the Preferred Stock Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and other amounts per share, if any, payable in respect of such class or series of preferred stock. Whenever we redeem preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the Preferred Stock Depositary.
          After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares with respect to those depositary shares will cease, except the right to receive the redemption price upon that redemption. Any funds deposited by us with the Preferred Stock Depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date those funds are so deposited.
Voting the Preferred Stock
          Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in the notice of meeting to record holders of the depositary receipts evidencing the depositary shares of such class or series of preferred stock. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the related class or series of preferred stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by those depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing those shares of preferred stock. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is taken in good faith and does not result from the negligence or willful misconduct of the Preferred Stock Depositary.
Liquidation Preference
          In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of related preferred stock as set forth in the related prospectus supplement.

Conversion and Exchange of Preferred Stock
          If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable prospectus supplement relating thereto, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by those depositary receipts pursuant to the terms thereof.
Amendment and Termination of the Deposit Agreement
          The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the Preferred Stock Depositary. However, amendments, if any, which materially and adversely alter the rights of holders of depositary receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying preferred stock, will be ineffective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding under the deposit agreement. Every holder of outstanding depositary receipts at the time the amendment, if any, becomes effective will be deemed, by continuing to hold its depositary receipts, to consent to the amendment and to be bound by the applicable deposit agreement as amended thereby.
          We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the Preferred Stock Depositary if a majority of each class or series of preferred stock subject to the deposit agreement consents to its termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by those depositary receipts, together with any other property held by the Preferred Stock Depositary with respect to those depositary receipts. Additionally, a deposit agreement will automatically terminate if:

•	all outstanding depositary shares related thereto have been redeemed;

•	there has been a final distribution in respect of the preferred stock underlying those depositary shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts; or

•	each share of related preferred stock has been converted into our capital stock not so represented by depositary shares.
Charges of Depositary
          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay the Preferred Stock Depositary’s fees and charges in connection with the initial deposit of the preferred stock and initial issuance of depositary receipts and any redemption or conversion of the preferred stock. Holders of depositary receipts will pay all other transfer and other taxes, governmental charges and fees and charges of the Preferred Stock Depositary that are not expressly provided for in the deposit agreement.
Resignation and Removal of Depositary
          A Preferred Stock Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove any Preferred Stock Depositary. Any such resignation or removal will take effect upon the appointment of a successor Preferred Stock Depositary and that successor Preferred Stock Depositary’s acceptance of the appointment. The successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous
          The Preferred Stock Depositary will forward all reports and communications which we deliver to the Preferred Stock Depositary and which we are required or otherwise determine to furnish to holders of the preferred stock.
          Neither we nor any Preferred Stock Depositary will be liable if we are or it is prevented or delayed by law or any circumstance beyond our or its control in performing our or its obligations under a deposit agreement. Our obligations and the obligations of any Preferred Stock Depositary under a deposit agreement will be limited to performing in good faith our and its respective duties thereunder (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct excepted. We and any Preferred Stock Depositary will not be obligated under the deposit agreement to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of any preferred stock represented thereby unless satisfactory indemnity is furnished. We and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed and presented by the proper party or parties.

DESCRIPTION OF COMMON STOCK
          The following description of the terms of the common stock sets forth certain general provisions of the common stock as contained in our Charter and by-laws and is qualified in its entirety by reference to Delaware law and our Charter and by-laws in their entirety.
General
          We are currently authorized to issue up to 1,200,000,000 shares of common stock, par value $0.01 per share. As of February 28, 2006, there were 821,652,205 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NYSE under the symbol “BSX.”
          Holders of our common stock have no preemptive, subscription, redemption or conversion rights and the common stock is not subject to redemption. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock, whether currently outstanding or designated and issued in the future. See “Description of Preferred Stock.”
Dividends
          Subject to the preferences of holders of preferred stock, holders of common stock are entitled to dividends and other distributions when, as and if declared by our board of directors out of funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.
Voting Rights
          Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of preferred stock, the voting power with respect to us is held by holders of our common stock. Each holder of common stock is entitled to one vote for each share held. Holders of common stock are not entitled to cumulative voting rights and, therefore, holders of a plurality of shares voting in the election of directors may elect the entire class of our board of directors standing for election at a shareholders’ meeting at which a quorum is present.
Liquidation and Dissolution
          Except as otherwise provided by the certificate of designation and limitations and relative rights of any series of preferred stock, in the event of any of our liquidation, dissolution, or winding up, whether voluntary or involuntary, after payment of all our liabilities and obligations and after payment has been made to holders of each series of preferred stock of the full amount to which they are entitled, holders of shares of common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in all remaining assets available for distribution to holders of the common stock.
Certain Provisions of Delaware Law, the Charter and the By-laws
          Business Combinations with Interested Stockholders. We are subject to the provisions of the Delaware General Corporate Law, or the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, consolidations, assets sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates owns, or within three years did own, 15% or more of the corporation’s voting stock.
          Liability of Directors and Officers. As permitted by the DGCL, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty, acts or omissions which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derives an improper personal benefit. Our directors are also subject to liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.
          Under our Charter and by-laws (and in accordance with Section 145 of the DGCL), we will indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was one of our directors, officers or employees, or is or was serving in that capacity or as an agent at our request for another entity. Our indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. We will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in performance of his or her duty. Derivative actions are actions by us or in our right to procure a judgment in our favor. Our agents may be similarly indemnified at the discretion of our board of directors. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide rights of indemnification substantially similar to and in certain respects broader than those provided by the Charter and by-laws.
          Classified Board of Directors; Removal; Vacancies. Our Charter and by-laws provide that the board of directors be divided into three classes of directors as nearly equal in size as possible, with staggered three year terms, so that one of the three classes of the directors will be elected at each annual meeting of our stockholders. Our Charter provides that vacancies on the board of directors may only be filled by a majority of the board of directors then in office and further provides that directors may only be removed by the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors. The provisions of our Charter and by-laws that govern the number, election, classification and terms of the board of directors may not be amended without the affirmative vote of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors.
          Meetings of Stockholders. Our Charter provides that stockholder action can only be taken at an annual or special meeting of stockholders and that the business permitted to be conducted at any meeting of stockholders is limited to the business brought before the meeting by the Chairman of the board of directors or our President or at the request of a majority of the members of the board of directors. Our Charter and by-laws provide that special meetings of stockholders can be called only by the Chairman of the board of directors or pursuant to a resolution approved by a majority of the total number of directors which we would have if there were no vacancies on the board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.
          Stockholder Nomination of Directors. Our by-laws contain a procedure for stockholder nomination of directors. The by-laws provide that any record owner of stock entitled to vote generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to our secretary of the intent to make a nomination. Each notice must include:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons to be nominated;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder;

•	other information regarding each nominee proposed as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and

•	the consent of each nominee to serve as director if elected.
          The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.
          The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.
          Stock Repurchases; Change of Control. Our Charter prohibits us, with certain exceptions, from purchasing any shares of our stock from any person, entity or group that beneficially owns 5% or more of our voting stock at an above-market price, unless a majority of our disinterested stockholders approve the transaction. In addition, our Charter empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders and to consider constituencies other than stockholders.
          Amendment of Charter and By-Laws. The DGCL provides generally that the vote of a majority of shares entitled to vote is required to act on most matters and to amend a corporation’s certificate of incorporation. Our Charter and by-laws contain provisions requiring the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions of the Charter and our by-laws, including certain of the foregoing provisions. Such a supermajority vote would be in addition to any separate class vote that might in the future be required with respect to shares of preferred stock then outstanding.
          Miscellaneous. The foregoing and other provisions of Delaware law and the Charter and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. These provisions may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.
Transfer Agent
          The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF WARRANTS
          The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. Particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the prospectus supplement relating thereto. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement relating to each series of warrants, which will be in the form filed or incorporated by reference in the registration statement at or prior to the time of the issuance of such series of warrants.
General
          We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof, which we refer to as, collectively, the Underlying Warrant Securities. The warrants may be issued independently or together with any series of Underlying Warrant Securities and may be attached or separate from the Underlying Warrant Securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
          The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants may be payable;

•	the designation and terms of the Underlying Warrant Securities purchasable upon exercise of the warrants and the number of such Underlying Warrant Securities issuable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the Underlying Warrant Securities with which the warrants are issued and the number of the warrants issued with each Underlying Warrant Security;

•	if applicable, the date on and after which the warrants and the related Underlying Warrant Securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Amendments and Supplements to Warrant Agreement
          The warrant agreement for a series of warrants may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
          The following description of the terms of the stock purchase contracts and stock purchase units sets forth certain general terms and provisions of the stock purchase contracts and/or stock purchase units to which any prospectus supplement may relate. Particular terms of the stock purchase contracts and/or stock purchase units offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the stock purchase contracts and/or stock purchase units so offered will be described in the prospectus supplement relating to the stock purchase contracts and/or stock purchase units.
          We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of units, which we refer to as stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including United States Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.
          Each applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION
          We may sell our securities, and any selling stockholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling stockholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling stockholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.
          Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.
          The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.
          Offers to purchase securities may be solicited directly by us or any selling stockholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.
          If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.
          If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling stockholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling stockholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.
          Offers to purchase securities may be solicited directly by us or any selling stockholder and the sale thereof may be made by us or any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.
          Any selling stockholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

          If so indicated in the applicable prospectus supplement, we or any selling stockholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling stockholder at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.
          Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling stockholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.
          We or any selling stockholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.
          We or any selling stockholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into or exchangeable for or represents beneficial interests in such securities, or the return of which is derived in whole or in part from the value of such securities. If so, the third party may use securities received under those sale, forward sale or derivative arrangements or securities pledged by us or any selling stockholder or borrowed from us, any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling stockholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
          Additionally, any selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling stockholder. Any selling stockholder also may sell shares short and redeliver shares to close out such short positions. Any selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.
          Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling stockholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling stockholder may arrange for other broker-dealers to participate in the resales.
          Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.
          Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling stockholder and our respective subsidiaries in the ordinary course of business.
          Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
          The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.
LEGAL MATTERS
          The validity of the securities will be passed upon for us by Shearman & Sterling LLP, New York, New York. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.
EXPERTS
          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.